Exhibit 10.3

Execution Version

Profit Sharing Agreement

This Profit Sharing Agreement (the “Agreement”) is entered into as of February 7, 2024 by and between Safe and Green Development Corp., a Delaware corporation, (“SGD”), and Matthew A. Barstow (the “Members Representative”) on behalf of and as the duly authorized representative of those members set forth on Exhibit A hereto (the “Members”) of Majestic Worldwide Holdings, LLC, an Arizona limited liability company (“MWH”) (individually, each a “Party” and collectively, the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the MIPA.

WHEREAS, SGD have entered into that certain Membership Interest Purchase Agreement dated as of the date hereof (the “MIPA”), pursuant to which SGD shall purchase and acquire from the Members, and the Members shall sell and assign to SGD, certain of the membership interests of MWH;

WHEREAS, pursuant to the MIPA, SGD has agreed to pay the Members a share of the net profits that are directly derived from the technology and intellectual property utilized in the real estate focused software as a service (“SaaS”) offered and operated by MWH and its subsidiaries (the “MWH Platform”) after the closing the transactions contemplated by the MIPA, all on the terms and conditions set forth in this agreement;

WHEREAS, the Parties have agreed that SGD shall pay such net profits to the Members directly, and SGD shall distribute such net profits to the Members on a pro rata basis in accordance with Exhibit A and pursuant to the banking information provided by each Member on Schedule II; and

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, SGD, MWH and the Members Representative, on behalf of and as the duly authorized representative of the Members, intending to be legally bound hereby, covenant and agree as follows:

1. INCORPORATION OF WHEREAS CLAUSE. (a) The Parties agree to incorporate all terms and provisions in the “Whereas” clauses as if fully set forth in this paragraph and to be bound thereby.

2. TERM. (a) This Agreement shall commence on the date that is the later to occur of (x) the date of full execution of the MIPA and (y) the date of execution by the Parties of this Agreement (such later date, the “Effective Date”), and shall continue in effect unless and until terminated upon mutual agreement in writing by both Parties on an effective date of termination specified by such Parties.

3. SHAREABLE PROFIT.

(a)	During the five (5) year period following the Effective Date, and provided neither MWH nor any member is then in breach of any warranty, representation or obligation under the MIPA, the Members shall be entitled to, and SGD shall pay or cause to be paid to the Members Representative as satisfaction of such payment obligation to the Members, an amount equal to fifty percent (50%) (the “MWH Members’ Share”) of the Shareable Profit (as defined in, and calculated in accordance with, Schedule I hereto).

(b)	Subject to Section 7(a). hereof, the amount of the MWH Members’ Share payable for each Settlement Period (as defined below) shall be as set forth in the Final Statement (as defined in Schedule III hereto) for such Settlement Period and shall be paid by SGD to the Members Representative within five (5) business days after the Final Statement Date (as defined in Schedule III hereto) for the applicable Settlement Period by wire transfer of immediately available funds to the bank accounts specified in Schedule II hereto (the “MWH Members Bank Accounts”), or such other bank account as the Members Representative shall specify in writing at least three (3) business day before such Final Statement Date.

4. SETTLEMENT PERIOD; OBJECTION AND RESOLUTION PROCEDURES.

(a)	The MWH Members’ Share will be calculated and settled quarterly, as of March 30, June 30, September 30 and December 31 of each calendar year, in each case for the three (3) calendar months preceding such date (each such three (3) calendar month period, a “Settlement Period”). For each Settlement Period, SGD shall (i) prepare its good faith preliminary calculation of the MWH Members’ Share for such Settlement Period in a written statement (each, a “Preliminary Statement”), which shall set forth in reasonable detail SGD’s good faith calculation of each component of the definition of “Shareable Profit” set forth on Schedule I hereto, and (ii) deliver such Preliminary Statement to the Members Representative within ten (10) business days after the last calendar day in such Settlement Period. In the event that SGD fails to deliver any Preliminary Statement within the applicable five (5) business day period, and within three (3) additional business days after written notice of such failure by the Members Representative, then the Members Representative shall be entitled to request access to SGD’s books and records that relate solely to the calculation of Shareable Profit, and SGD shall comply with such request, all in accordance with Schedule III.

(b)	In the event the Members Representative disagrees with or otherwise disputes the Preliminary Statement, or any of the amounts or calculations included therein, then the Members Representative may initiate the objection and resolution procedures set forth in Schedule III hereto (the “Objection and Resolution Procedures”).

5. NO AGENCY, PARTNERSHIP OR EMPLOYMENT RELATIONSHIP. Each Party agrees that neither Party shall be considered an agent, partner or employee of the other Party. Neither Party shall have authority to make any statements, representations, or commitments of any kind, nor to take any action which shall be binding on the other Party, except as may be expressly provided for herein or expressly authorized in writing. This Agreement shall not create a partnership, joint venture, agency, employer/employee or similar relationship between any Party herein. Neither Party shall be considered an employee of the other Party and, as such, shall not be entitled to participate in any plan, arrangement or distribution by the other Party pertaining to or in connection with any pension, stock, bonus, profit sharing or other benefit extended to its employees.

6. CONFIDENTIALITY. (a) Each Party agrees that the terms of this Agreement (as the same may be amended, supplemented or otherwise modified) (the “Confidential Information”) shall be kept strictly confidential and not used or disclosed by such Party without the other Party’s prior express written consent. Notwithstanding the foregoing, a Party may disclose Confidential Information to its affiliates, and its and such affiliates’ respective employees, officers, directors, members, shareholders, investors, potential financing sources, partners, managers, authorized agents and representatives, attorneys, accountants or financial advisors (collectively, “Representatives”) to the extent (i) required to carry out the purposes of this Agreement, (ii) in the case of potential financing sources, in connection with a potential acquisition or merger, or debt or equity financing, of such Party, (iii) legal counsel advises is required by applicable law, rule, regulation, subpoena or other legal or regulatory process, or (iv) requested by any governmental or regulatory authority having jurisdiction over such Party; provided that, in the case of the foregoing clauses (i) and (ii), all such persons are bound by confidentiality obligations no less restrictive than those set forth herein; provided further that in the case of the foregoing clauses (iii) and (iv), such Party (x) will (and will use commercially reasonable best efforts to cause its Representatives to) use all commercially reasonable best efforts to maintain confidentiality, (y) unless otherwise prohibited by law, promptly notify the other Party in writing of its intention to make any such disclosure prior to making such disclosure, and (z) in all cases, only disclose such portion of the Confidential Information as legal counsel advises is required to comply with the applicable law, rule, regulation, subpoena or other legal or regulatory process.

7. SGD RIGHTS AND OBLGATIONS REGARDING MWH PLATFORM. MWH and the Members acknowledge and agree that SGD has the exclusive right to manage and operate the MWH Platform in its sole and absolute discretion, subject only to the right of the MWH Members’ to receive payment of the MWH Members’ Share as provided for in this Agreement. Notwithstanding the foregoing, SGD shall use commercially reasonable efforts to receive, collect and recover all current, outstanding, and overdue amounts payable in connection with the MWH Platform.

8. NOTICES. (a) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally with evidence of such delivery; (ii) upon receipt, when sent by electronic mail (“email”); or (iii) one (1) business day after deposit with a nationally-recognized overnight courier service prior to such courier’s own deadline for its “next business day” delivery to the recipient (all delivery fees and charges prepaid), in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to SGD to:

Safe and Green Development Corp.

990 Biscayne Boulevard

Miami, FL 33132

Attention: David Villarreal

Email: dvillarreal@safeandgreenholdings.com

with a copy to:

Ruta Soulios and Stratis LLP

Attention: Steven Soulios

Email: ssoulios@lawnynj.com

If to MWH, the Members or the Members Representative to:

Majestic World Holdings, LLC

Attention: Matthew A. Barstow

Email: barstow.matthew@gmail.com

with a copy to (which shall not constitute notice):

Barnwell Law Group P.C

1132 Satellite Blvd., N.W., Suite 200

Suwanee, GA 30024

Attention: Cory Barnwell

cbarnwell@barnwelllawgroup.com

or to such other address and/or to the attention of such other person or address (including email address) as such has specified by written notice given to the other Party at least two (2) business days prior to the effectiveness of such change. Written confirmation of receipt of such notice, consent, waiver or other communication (A) given by the recipient or by the deliverer in a sworn affidavit or declaration made under penalty of law, (B) electronically generated by the sender’s email server and showing the time and date of such receipt and the recipient’s email address, or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by email, or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

9. TAX DISCLAIMER. Neither Party makes any representation or warranty to the other regarding the effect that this Agreement and the consummation of the transactions contemplated hereby may have upon the federal, state, or local tax liability of the other. Without limiting the foregoing, each Members shall be solely responsible for the payment of any income or other taxes attributable to any payments hereunder, including the payment to the Members Representative of the MWH Members’ Share.

10. ASSIGNMENT/BINDING NATURE. The terms of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto. This Agreement shall not be assigned by any Party without the express prior written consent of the other Parties.

11. REPRESENTATIONS. (a) Each Party hereby represents and warrants to the other Party that:

(a)	this Agreement has been executed and delivered by a duly appointed officer or other duly authorized signatory, and, assuming the due execution and delivery by the other Party, is legal, valid, binding and enforceable in accordance with its terms;

(b)	the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute or result in a breach of its formation or charter documents, or the provisions of any material contract to which it is a party or by which it is bound, or (ii) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and

(c)	all approvals and authorizations required by such Party to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby have been obtained.

12. NO MODIFICATION OR AMENDMENT UNLESS IN WRITING. (a) No modification or amendment of this Agreement shall be valid unless agreed to in a writing duly executed by all Parties.

13. ENTIRE AGREEMENT. (a) This Agreement represents the full understanding of the Parties and shall supersede all previous oral or written agreements regarding the subject matter hereof.

14. APPLICABLE LAW. This Agreement, the interpretation of its terms, and all transaction contemplated hereby, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflicts of law principles thereof).

15. SCHEDULES AND EXHIBITS. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

16. HEADINGS; INTERPRETATION. (a) The headings and captions used in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly indicated to the contrary by the context or use thereof, (a) the words “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph of this Agreement, (b) the word “including” means “including, without limitation,” (c) words importing the singular will also include the plural, and vice versa, (d) words denoting any gender shall include all genders and (e) reference to a “Section” herein means the corresponding numbered section of this Agreement. References to “$” or “dollars” will be references to United States dollars.

17. COUNTERPARTS. (a) This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be an original, and all of which shall constitute one and the same instrument. A facsimile, PDF, DocuSigned or other electronic signature shall have the same force and effect as an original and a signature transmitted by electronic means, including by email, PDF or DocuSign shall be of the same force and effect as if the transmitting Party had delivered a counterpart bearing an original signature.

18. NO THIRD-PARTY RIGHTS. (a) Nothing in this Agreement is intended to confer upon any person other than the Parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, unless and only to the extent expressly specified herein.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement by its respective duly authorized signatory as of the date set forth immediately below its signature block.

Safe and Green Development Corp.:

Signature:	/s/ David Villarreal
Name:	David Villarreal
Title:	CEO
Date:	February 7, 2024

Majestic World Holdings LLC:

Signature:	/s/ Matthew A. Barstow
Name:	Matthew A. Barstow
Title:	Chief Executive Officer
Date:

Members Representative:

Signature:	/s/ Matthew A. Barstow
Name:	Matthew A. Barstow
Date:

[Signature Page to Profit Sharing Agreement]